SUPPLEMENT TO

DISTRIBUTION CONTRACT

PIMCO Variable Insurance Trust

840 Newport Center Drive

Newport Beach, California 92660

February 28, 2011

PIMCO Investments LLC

1345 Avenue of the Americas

New York, NY 10105-4800

RE: PIMCO Global Advantage Strategy Bond Portfolio and PIMCO Unconstrained Bond Portfolio (the “Portfolios”)

Dear Sirs:

This will confirm the agreement between the undersigned (the “Trust”) and PIMCO Investments LLC (the “Distributor”) as follows:

1. The Trust is an open-end management investment company organized as a Delaware statutory trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate class of shares of beneficial interest in the Trust is offered to investors with respect to each investment portfolio. Each Portfolio is a separate investment portfolio of the Trust.

2. The Trust and the Distributor have entered into a Distribution Contract (the “Contract”) dated November 9, 2010, pursuant to which the Distributor has agreed to be the distributor of shares of the Trust on the Effective Date as that term is defined Contract.

3. As provided in paragraph 1 of the Contract, the Distributor hereby adopts the Contract with respect to the Portfolios and the Distributor hereby acknowledges that the Contract shall pertain to the Portfolios, the terms and conditions of such Contract being hereby incorporated herein by reference.

4. This Supplement and the Contract shall become effective with respect to the Portfolios on February 28, 2011 and shall continue in effect for a period of more than two years from the effective date of this Supplement only so long as such continuance is specifically approved at least annually by (a) the Trust’s Board of Trustees or, with respect to each Portfolio, by the vote of a majority of the outstanding voting securities of each Portfolio (as defined in the 1940 Act) and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust’s Trustees who are not parties to this Contract or “interested persons” (as defined in the 1940 Act) of any such party. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940 Act). This Contract may, in any event, be terminated at any time without the payment of any penalty, by a Portfolio or the Distributor upon not more than 60 days’ and not less than 30 days’ written notice to the other party.

If the foregoing correctly sets forth the agreement between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO VARIABLE INSURANCE TRUST

By:	/s/ Henrik P. Larsen
Title:	Vice President

Accepted:

PIMCO INVESTMENTS LLC

By:	/s/ Jonathan D. Short
Title:	Chairman

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